Exhibit 99.1

Tenet Announces CFO Biggs C. Porter Resigns to become

CFO of Fluor Corporation

DALLAS — March 14, 2012 — Tenet Healthcare Corporation (NYSE: THC) today announced that Biggs C. Porter, Tenet’s chief financial officer since June 2006, will resign effective March 30 to become chief financial officer of Fluor Corporation.  On an interim basis and in addition to his current duties, Tenet’s President and CEO, Trevor Fetter, will act as the company’s chief financial officer.

“We want to thank Biggs for his impressive contributions to Tenet’s financial performance over the past six years during critical and challenging times in our economy and industry,” said Trevor Fetter, president and chief executive officer. “During his tenure, we grew same hospital revenues by 23.1%, adjusted EBITDA by 81.5%, and launched our Conifer Health Solutions business.  Looking ahead, I am confident we will find an exceptionally qualified person to fill the role of CFO and we are fortunate to have a strong finance team to support our company’s strategic growth plans.”

As previously announced, Messrs. Fetter and Porter will speak this morning at the Barclays Capital Global Healthcare Conference.

Tenet’s remarks at the conference will be available live via webcast beginning at approximately 8:30 a.m. Eastern Daylight Time. No slide presentation will accompany Tenet’s remarks. The webcast may be accessed through the investor relations section of Tenet’s website at www.tenethealth.com/investors.  It is suggested that listeners access the audio webcast 10 minutes prior to the beginning of the start time. A replay of the audio webcast will be available on the company’s website for 30 days following the date of the presentation.

Tenet Healthcare Corporation, a premier health care services company, through its subsidiaries operates 50 hospitals, over 100 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves more than 300 hospital and health care entities nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

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Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

This document contains “forward-looking statements” — that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q, periodic reports on Form 8-K and other filings with the Securities and Exchange Commission. The information contained in this release is as of the date hereof. The Company assumes no obligation to update forward-looking statements contained in this release as a result of new information or future events or developments.

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